Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Jowell Global Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value $0.0016 per share	(1)	Other	1,000,000	$2.34	$2,340,000.00	0.0001381	$323.16

Total Offering Amounts:						$2,340,000.00		323.16
Total Fee Offsets:
Net Fee Due:								$323.16

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Offering Note(s)

(1)	Jowell Global Ltd. (the “Company” or “Registrant”), is registering 1,000,000 ordinary shares of the Company pursuant to the Eastern International Ltd. 2026 Omnibus Equity Plan (the “Plan”). Pursuant to paragraph (a) of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional ordinary shares of the Company as may become issuable under the Plan as a result of stock splits, stock dividends or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding ordinary shares.

The offering price for these shares is estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of our ordinary shares as quoted on the Nasdaq Capital Market on May 14, 2026.